EXHIBIT 10.1

AGREEMENT

This Agreement is effective this 14th day of April, 2014, (the “Effective Date”) between Jacobs Engineering Group Inc. and its affiliated and subsidiary companies (“Jacobs”) and Thomas R. Hammond (“Employee”).
WHEREAS, Employee has been a full-time employee of Jacobs;
WHEREAS, Employee has announced his intention to retire from Jacobs; and
WHEREAS, Employee and Jacobs desire to agree on the terms of such retirement.
NOW, THEREFORE, in consideration of the valuable promises contained herein, it is agreed as follows:
1.    Retirement Date. Employee shall retire from Jacobs on December 31, 2015 (“Retirement Date”).
2.    Company Convenience Leave of Absence. On June 1, 2014, Employee shall be placed on company convenience leave of absence status (“CCLOA Status”). While in CCLOA Status, Employee shall receive no compensation and benefits, including, e.g., his regular salary, other than as specifically described below. If Employee accepts other employment without the prior written permission of Jacobs prior to the Retirement Date, his CCLOA Status shall cease and he will no longer receive the benefits described in Sections 4 and 7 below.
3.    Payment of Amounts Owed. Jacobs will pay all remuneration owed to Employee as a result of his employment with Jacobs through June 1, 2014 (the “CCLOA Date”), including, but not limited to, amounts accrued for employee paid time off (“PTO”). PTO will be paid on a Company established schedule from the CCLOA Date through Retirement date less amounts utilized, with employee’s approval, to pay personal benefit contributions as per sections 5 & 7 below. All remaining PTO shall be paid on the Retirement Date. Any outstanding expense reports for expenses incurred by Employee in the course of his employment with Jacobs through the CCLOA Date will be paid to Employee in accordance with normal approval and payment procedures.
4.    Incentive Cash & Equity Compensation. Employee will not be eligible to receive any bonus awards for FY2014 or thereafter and he is not eligible to receive any new stock options or restricted stock grants in May of 2014 or any cycles thereafter. The remaining unearned/unpaid bonus compensation from 2012 and 2013 in the amount of $710,652 will be paid to Employee following the CCLOA Date. Any existing equity awards granted to Employee in prior years shall continue to vest until the Retirement Date so long as Employee remains on CCLOA Status.
5.    401(k) Plan. Nothing herein shall deprive Employee of any vested benefits that Employee has in the Jacobs' Section 401(k) or other employee benefit plan. While on CCLOA Status, deferrals under Jacobs’ 401(k) plan can continue at the Employees election. Employee must comply with the terms of that plan.

6.    Executive Deferred Compensation. On CCLOA Status, Employee shall be considered separated under Jacobs’ Executive Deferred Compensation Program (the “EDC Program”). Payment of amounts deferred by Employee under the EDC Program prior to 2005 will begin as soon as administratively feasible after the CCLOA Date. Payment of amounts deferred by Employee under the EDC Program after 2005 will begin as soon as administratively feasible following the 409A mandated six month waiting period (~ the seventh month) after the CCLOA Date.
7.    Health Benefits. While on CCLOA Status, Employee shall be eligible, at his election, to continue to receive the standard medical, dental and select other benefits available to Jacobs’ employees in his region in a similar CCLOA Status. Any changes to the benefit package he chose during the enrollment period for the current fiscal year must be in accordance with the terms of the plan. At Employee’s election, payment of personal contributions for these benefits may be satisfied by reserving amounts from his accrued PTO balance.
8.    Acknowledgment of Full Payment. Employee acknowledges that the payments and arrangements described herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Employee as a result of his employment with Jacobs.
9.    Right to Elect Continued Coverage. Upon his Retirement Date, Employee may elect to continue health insurance coverage (medical, dental, vision, employee assistance program, and healthcare flexible spending account) as permitted under COBRA. Information on the COBRA Program and the cost to continue coverage will be mailed to Employee by Jacobs’ Corporate Human Resources Department. Employee will have 60 days after receipt of this information to elect COBRA participation, retroactive to the termination of Employee’s employment status. Employee should retain Employee’s medical cards if Employee plans to continue coverage. Employee should contact Jacobs’ Human Resources Department regarding conversion rights or porting rights for life and accident insurance coverage.
10.    Non-Disclosure of Trade Secrets, Confidential and Proprietary Information. Employee’s position at Jacobs placed Employee in the possession of highly sensitive and extremely proprietary information of Jacobs, including, but not limited to, in the very highly competitive consulting, engineering, design, construction and construction management business. While on CCLOA Status and after the Retirement Date, Employee must hold in confidence and may not disclose any proprietary, technical or business records, data or information developed by Employee or disclosed to Employee by Jacobs or by its customers or prospective customers or any subsidiary, parent or affiliate of Jacobs, including but not limited to, information regarding Jacobs’ highly sensitive extremely proprietary information regarding its consulting, engineering, design, construction and construction management business and prospects. Furthermore, Employee may utilize such information only as authorized by Jacobs. Thus, Employee may not use or disclose any of this information during any new employment.
These confidential proprietary information and trade secrets include, but are not limited to, the following:

(i)	All business development and client information within the exclusive control of Jacobs, including but not limited to:

(a)	Current and prospective customer lists;

(b)	Current and prospective business projects;

(c)	Pricing, rates, schedules and method of bidding on individual projects;

(d)	Technical details and status reports involving current and prospective projects;

(e)	Contracting strategies, philosophies and/or techniques;

(f)	Salary rates and benefit levels for Jacobs’ employees;

(g)	Employment and recruitment policies of Jacobs; and

(h)	Internal policies and procedures utilized by Jacobs in performing business projects and consulting work.

(ii)	Strategic business plans and marketing initiatives of Jacobs which are not general public knowledge.

(iii)
Any other confidential, proprietary, technical data developed by Employee or disclosed to Employee by Jacobs during Employee’s employment, whether pertaining to specific projects with which Employee was involved or otherwise.

If Employee in any way breaches his/her obligations not to disclose the trade secrets and confidential proprietary information of Jacobs, whether by using or disclosing any of the above-listed information, Jacobs will immediately pursue all legal remedies available to it, including without limitation, an injunction preventing Employee’s continued conduct and/or a civil action for damages.
10.    Entire Agreement; Choice of Law. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and an executive officer of Jacobs. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (without giving effect to its conflicts of laws, rules or principles) and no failure or delay in exercising any right, power or privilege hereunder shall operate or a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
11.    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
12.    Release of Claims. In further consideration of the foregoing, Employee hereby releases and discharges Jacobs, its affiliated and subsidiary companies, and its and their respective present and former agents, officers, directors, employees, successors and assigns (hereinafter collectively “Releasees”) from any and all matters, claims, demands, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, whether in law or in equity, which Employee has or may have against the Releasees. This release includes, without limitation, all claims and causes of action, known or unknown by Employee, arising out of or in any way connected with Employee’s employment relationship with Jacobs and/or the termination of

Employee’s employment. This release includes, without limitation, claims arising under federal, state or local laws prohibiting employment discrimination and/or claims arising out of any legal restrictions upon Jacobs’ right to terminate Employee’s employment. Employee expressly understands that among the various rights and claims being waived by him/her in this Agreement are those arising under the Age Discrimination in Employment Act, (29 U.S.C. § 621, et seq.), as amended. Employee further warrants that he has not filed any claims against the Releasees.
13.    Waiver. Section 1542 of the Civil Code of the State of California provides, generally, that a release does not extend to unknown claims. Specifically, Section 1542 of the Civil Code of the State of California states as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
For the purposes of implementing a full and complete release and discharge of Releasees, Employee expressly waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and acknowledges that this Agreement is intended to include and discharge all claims which Employee does not know or suspect to exist at the time of execution of this Agreement related to his/her employment with Jacobs and/or the termination of that employment.
14.    Consideration Period. Employee acknowledges that under the Age Discrimination in Employment Act, Employee has twenty-one (21) days within which to consider this Agreement before executing it. If, however, Employee executes this Agreement before the expiration of the 21-day consideration period, Employee acknowledges that he has knowingly and voluntarily waived the consideration period and further acknowledges that he has taken sufficient time to consider this Agreement before executing it.
15.    Revocation Period. This Agreement shall not become binding until seven (7) calendar days after the date of the last signature. During this 7-day period, Employee may revoke this Agreement. Such revocation must be in writing, directed to Michael R. Tyler, Senior Vice President & General Counsel, Jacobs Engineering Group Inc., 155 N. Lake Avenue, Pasadena, California, 91101, and received by Jacobs within said 7-day period. Upon expiration of the 7-day period, Employee acknowledges that this Agreement becomes final and binding.
16.    Individual Agreement. This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

17.    Non-Disparagement. Neither Employee nor Jacobs will disparage the other party. With respect to Jacobs, Employee’s non-disparagement obligations will extend to current or former officers, directors, agents and/or employees of Jacobs. Neither party will make or solicit any comments, statements or the like to the media or to others, that may be considered to be derogatory or detrimental to the good name or business reputation of the other party.

18.    Voluntary Agreement. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INVOLVES THE KNOWING AND VOLUNTARY RELEASE OF KNOWN AND UNKNOWN CLAIMS BY EMPLOYEE AGAINST JACOBS. EMPLOYEE UNDERSTANDS THAT HE HAS THE RIGHT TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, CONSULT WITH AN ATTORNEY OF HIS/HER CHOICE. EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN (AND HEREBY IS) ADVISED BY JACOBS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT HE HAS NOT BEEN DISCOURAGED OR DISSUADED FROM CONSULTING WITH AN ATTORNEY BY JACOBS.
19.     Arbitration. The parties agree that the arbitration of disputes provides mutual advantages in terms of facilitating the fair and expeditious resolution of disputes. In consideration of these mutual advantages, the parties agree to the Arbitration Procedures set forth in Exhibit A attached hereto.

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Executed at ____________________, this _________ day of _________, 2014.

     ______________________________________

Executed at Pasadena, California, this _________ day of ____________, 2014.

JACOBS ENGINEERING GROUP INC.

     By: ______________________________________
Title: ______________________________________

Exhibit A
Arbitration Procedures

(a)	Scope of Arbitration
The parties will submit to arbitration, in accordance with these provisions, any and all disputes either party may have arising from or related to this Separation Agreement, including, but not limited to, its formation, breach, or performance. The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein but that no arbitrator shall have authority to determine whether disputes fall within the scope of these arbitration provisions.

(b)	Time Limits on Submitting Disputes
The parties agree and understand that one of the objectives of this arbitration agreement is to resolve disputes expeditiously, as well as fairly, and that it is the obligation of both parties, to those ends, to raise any disputes subject to arbitration hereunder in an expeditious manner. Accordingly, the parties agree to waive all statutes of limitations that might otherwise be applicable, and agree further that, as to any dispute that can be brought hereunder, a demand for arbitration must be postmarked or delivered in person to the other party no later than six months after the dispute arises. Failure to demand arbitration on claims within this time limit is intended to, and shall to the further extent permitted by law, be a waiver and release with respect to such claims, and, in the absence of a timely submitted written demand for arbitration, an arbitrator has no authority to resolve the disputes or render an award, and no arbitrator has authority hereunder to determine the timeliness of an arbitration demand.

(c)	Availability of Provisional Relief
These arbitration provisions shall not prevent Jacobs or Employee, as the case may be, from obtaining injunctive relief from a court of competent jurisdiction to enforce the confidentiality obligations of the parties under this Agreement.

(d)	American Arbitration Association Rules Apply as Modified Herein
Any arbitration hereunder shall be conducted under the National Rules Procedures of the American Arbitration Association (AAA) for the Resolution of Employment Disputes, as modified herein.

(e)	Invoking Arbitration
Either party may invoke the arbitration procedures described herein by submitting to the other, in person or by mail, a written demand for arbitration containing a statement of the matter to be arbitrated in sufficient detail to establish the timeliness of the demand. The parties shall then have fourteen days within which they may identify a mutually agreeable arbitrator. After the fourteen-day period was expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In their submission to the AAA, the parties shall either designate a mutually acceptable arbitrator or request a panel of arbitrators from the AAA according to the procedure described in paragraph (f) below.

(f)	Arbitrator Selection
In the event the parties cannot agree upon an arbitrator within fourteen days after the demand for arbitration is received, their joint submission to the AAA shall request a panel of nine arbitrators from the Joint Labor and Commercial Arbitration Panels who are practicing attorneys with professional experience in the field of labor and/or employment law and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. In the event that the parties are unsuccessful, they shall request a second panel of nine comparably qualified arbitrators and repeat the selection process. If the parties remain unable to select an arbitrator, then they shall request from AAA a third panel of three comparably qualified arbitrators from which the AAA shall reject the least preferred candidate of each party and select the candidate with the highest joint ranking of the parties.
In the event of the death or disability of an arbitrator, the parties shall select a new arbitrator as provided above. The substitute arbitrator shall have the power to determine the extent to which he or she shall act on the record already made in arbitration.

(g)	Prehearing Procedures
In order to achieve the objectives of a just, fair, and expeditious resolution of the dispute, the arbitrator shall promptly conduct, upon accepting assignment as arbitrator, a preliminary hearing, at which each party shall be entitled to submit a brief statement of their respective positions, and at which the arbitrator shall establish a timetable for prehearing activities and the conduct of the hearing, and may address initial requests from the parties for prehearing disclosure of information. At the preliminary hearing and/or thereafter, the arbitrator shall have the discretion and authority to order, upon request or otherwise, the prehearing disclosure of information to the parties. Such disclosure may include, without limitation, production of requested documents, exchange of witness lists and summaries of the testimony of proposed witnesses, and examination by deposition of potential witnesses, to the end that information disclosure shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which each party has a substantial, demonstrable need. Pursuant to the same objectives, the arbitrator shall have the authority, upon request or otherwise, to conference with the parties or their designated representatives concerning any matter, and to set or modify timetables for all aspects of the arbitration proceeding.
The arbitrator may award either party its reasonable attorneys’ fees and costs, including reasonable expenses association with production of witnesses or proof, upon a finding that the other party (1) engaged in unreasonable delay, (2) failed to comply with the arbitrator’s discovery order, or (3) failed to comply with requirements of confidentiality hereunder. The arbitrator shall also have the authority, upon request or otherwise, to entertain and decide motions for prehearing judgment.

(h)	Stenographic Record

There shall be a stenographic record of the arbitration hearing, unless the parties agree to record the proceedings by other reliable means. The costs of recording the proceedings shall be borne equally by both parties, subject to the limitations set forth in paragraph (m) below.

(i)	Location
Unless otherwise agreed by the parties, arbitration hearings shall take place in Washington, D.C., at a mutually agreeable place or, if no agreement can be reached, at a place designated by the AAA.

(j)	The Hearing
The party bearing the burden of proof according to the governing substantive law shall present its evidence first.

(k)	Posthearing Briefs
After the close of the arbitration hearing, and on any issue concerning prehearing procedures, the arbitrator shall allow the parties to submit written briefs.

(l)	Confidentiality
All arbitration proceedings hereunder shall be confidential. Neither party shall disclose any information about the evidence adduced by the other in the arbitration proceeding or about documents produced by the other in connection with the proceeding, except in the course of a judicial, regulatory or arbitration proceeding, or as may be requested by governmental authority. Before making any disclosure permitted by the preceding sentence, the party shall give the other party reasonable written notice of the intended disclosure and an opportunity to protect its interests. Expert witnesses and stenographic reporters shall sign appropriate nondisclosure agreements.

(m)	Costs
Each party shall be responsible for its costs incurred in any arbitration, and the arbitrator shall have authority to include all or any portion of said costs and fees in his or her award. The costs and fees of the arbitrator and of the AAA shall be borne equally by the parties.

(n)	Remedies
The arbitrator shall have authority to award any remedy or relief that a court of the State of California could grant in conformity to applicable law, except that the arbitrator shall have no authority to award attorneys’ fees or punitive damages, and shall offset from any award of compensation any and all amounts the prevailing party has received from collateral sources as compensation for the same injury that are not themselves subject to reimbursement as a consequence of the award.

(o)	Law Governing the Arbitrator’s Award
In rendering an award, the arbitrator shall determine the rights and obligations of the parties according to the substantive law of the State of California (excluding conflicts of laws principles), and the arbitrator’s decision shall be governed by state and federal substantive law, including state and federal discrimination laws, as though the matter were before a court of law.

(p)	Written Awards and Enforcement
Any arbitration award shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. The parties agree that a competent court shall enter judgment upon the award of the arbitrator, provided it is in conformity with the terms of this Agreement.
(q)If any party of this arbitration procedure is in conflict with any mandatory requirement of applicable law, the statute shall govern, and that part shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The procedures described in this paragraph shall remain otherwise unaffected and enforceable.